EXHIBIT 99

Nasdaq: APAGF

Date:	May 14, 2004

Contact:	Tom Bueno (investor relations)	Julie Gentz (media relations)
	Apco	Williams
	(918) 573-2164	(918) 573-3053
	tom.bueno@williams.com	julie.gentz@williams.com

Apco Argentina Reports First Quarter 2004 Results

     TULSA, Okla. – Apco Argentina Inc. (NASDAQ: APAGF) today announced that for the three months ended March 31, 2004 it generated unaudited net income of $4.4 million compared with unaudited net income of $3.5 million for the comparable period in 2003. The improvement in net income is due primarily to increases in operating revenues and equity income from Argentine investments.

     The increase in operating revenues is primarily the result of increased oil, gas and liquefied petroleum gas volumes and higher natural gas prices. The improvement in equity income from Argentine investments is the result of greater net income generated by Petrolera Entre Lomas S.A. in which the company owns a 40.8 percent interest.

     In order to maintain stability in domestic fuel prices, the government of Argentina in January 2003 requested that crude oil producers and refiners enter into a price stabilization agreement. Although world oil prices rose to the $35 to $40 per barrel range during the current quarter, the company did not benefit significantly from the improved oil price environment because a significant portion of its total oil sales in Argentina are subject to the price stabilization agreement. Under the price stabilization agreement, the company is entitled to collect any excess of the sales prices above $28.50 per barrel (up to $36 per barrel) when prices fall below $28.50. The most recent renewal of this agreement expired on April 30, 2004 and an amendment is currently being negotiated.

     Oil sales volumes were higher during the current quarter compared with the first quarter in 2003 due to early favorable results from 2004 development drilling and workover campaigns in the Entre Lomas concession. Gas sales volumes were higher due to greater demand for gas that has kept the Acambuco concession operating at full capacity throughout the quarter. Liquefied petroleum gas (LPG) volumes were higher due to improved performance of the LPG plant in the Entre Lomas concession.

     The above favorable variances were offset by increases in depreciation, depletion and amortization expense, provincial production taxes and Argentine income taxes.

About Apco (NASDAQ:APAGF)

Apco is an oil and gas exploration company with interests in three oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.85 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.